UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
September 9, 2025

ESPEY MFG. & ELECTRONICS CORP.

(Exact name of registrant as specified in its charter)

New York	001-04383	14-1387171
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 Ballston Avenue, Saratoga Springs, New York 12866

(Address of principal executive offices)

(518) 584-4100

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $.33-1/3 par value	ESP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2025 the Company entered a new Employment Agreement with David A. O’Neil, its President and Chief Executive Officer. The Employment Agreement is effective as of July 1, 2025 and has a term through June 30, 2028.

The Agreement replaces Mr. O’Neil’s Employment Agreement dated June 6, 2024.

The new Employment Agreement provides for a base salary of $400,000 effective July 1, 2025, which is subject to annual review (but with no decrease) by the Board.

In addition, Mr. O’Neil is entitled to an annual performance-based cash bonus comprised of three components, with the maximum amount payable not to exceed $250,000. This is unchanged from the prior agreement. The first component is purely discretionary based upon an annual performance assessment and may not exceed 50% of the base salary. The second component is based on the increase in combined sales plus backlog over the average of the prior three fiscal years, times 0.5% (one half of one percent), and may not exceed $125,000. The third component is based on operating income as a percentage of net sales, and may not exceed $125,000.

If Mr. O’Neil is terminated without cause, or if he voluntarily terminates his employment for “good reason”, he is entitled to severance pay equal to nine months of his base salary. If he voluntarily terminates his employment incidental to a “change of control”, he is entitled to severance pay equal to 18 months of his base salary.

ITEM 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

Exhibit No.	Document
10.13	Employment Agreement dated September 8, 2025 with David A. O’Neil

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2025		ESPEY MFG. & ELECTRONICS CORP.

	By:	/s/ Kaitlyn O’Neil
Kaitlyn O’Neil Principal Financial Officer

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